Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 10, 2009

To the Board of Directors of
Ivany Mining, Inc.
St. Leonard, Quebec, Canada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form S-1, Registration Statement Under the Securities Act of 1933, filed by Ivany Mining, Inc. of our report dated November 11, 2009, relating to the financial statements of Ivany Mining, Inc., a Delaware Corporation, as of and for the years ending June 30, 2009 and 2008 and for the period from inception to June 30, 2009, and the reference to us under the caption “Experts”.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC